Exhibit 3.1

State of Delaware
Secretary of State Division of Corporations
Delivered 05:29 PM 08/18/2011
FILED 05:21 PM 08/18/2011
SRV 110933970 - 4792509 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

OF

LEVIATHAN MINERALS GROUP INCORPORATED

WITH AND INTO

DE ACQUISITION 3, INC.

Under Section 253 of the Delaware General Corporation Law

DE ACQUISITION 3, Inc., a Delaware corporation (the "Surviving Corporation"), hereby certifies as follows:

FIRST: The Board of Directors of the Surviving Corporation has resolved to merge Leviathan Minerals Group Incorporated, a Delaware corporation and its wholly-owned subsidiary (the "Subsidiary Corporation"), with and into the Surviving Corporation, a copy of such resolution is set forth below:

"WHEREAS, the Board of Directors has determined that it is advisable, desirable and in the best interest of the Corporation to effectuate a merger (the "Merger") pursuant to which its wholly-owned subsidiary, Leviathan Minerals Group Incorporated ("LMG") will be merged with and into the Corporation, with the Corporation continuing as the surviving corporation upon the filing of a certificate of ownership and merger in substantially the form attached hereto as Exhibit A (the "Merger Certificate"); and

WHEREAS, the Board of Directors has determined it to be in the best interest of the Corporation to adopt the name of LMG as its own;

NOW, THEREFORE, BE IT:

RESOLVED, that the form, terms and provisions of the Merger Certificate with such additions, deletions and changes as the officers of the Corporation shall approve, with the execution thereof by the authorized officer to be conclusive evidence of the approval of any such additions, deletions and changes; and it is further

RESOLVED, that upon the filing of the Merger Certificate, LMG shall be merged with and into the Corporation, and the Corporation shall continue as the surviving corporations; it is further

RESOLVED, that each issued and outstanding share of LMG's capital stock shall be extinguished, and shall not be converted in any manner, nor shall any cash or other consideration be paid or delivered therefor; and it is further

RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized and directed to effect the Merger and, in accordance with Section 253(b) of the DGCL, to change the Corporation's name to "Leviathan Minerals Group Incorporated"; and it is further

RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized and directed, by and on behalf of the Corporation, to take any and all actions, and prepare, execute, deliver and/or file any other documents, agreements or instruments, as such officers deems appropriate or reasonable to carry out the intent and accomplish the purposes of the foregoing resolutions."

SECOND: The Subsidiary Corporation was incorporated under the laws of the State of Delaware on June 15, 2011 under the name "Leviathan Minerals Group Incorporated"

THIRD: The Surviving Corporation was incorporated under the laws of the State of Delaware on February 24, 2010 under the name "DE Acquisition 3, Inc."

FOURTH: Pursuant to Section 253(b) of the Delaware General Corporation Law, the Surviving Corporation shall change its name to "Leviathan Minerals Group Incorporated"

FIFTH: The designation and number of issued and outstanding shares of each class of the Subsidiary Corporation, all of which are owned by the Surviving Corporation are as follows:

DESIGNATION	NUMBER

Common Stock	100

Upon the effectiveness of the merger herein certified, each issued and outstanding share of the Subsidiary Corporation's capital stock shall be surrendered and extinguished, and shall not be converted in any manner, nor shall any cash or other consideration be paid or delivered therefor, inasmuch as the Surviving Corporation is the owner of all outstanding capital stock of the Subsidiary Corporation.

Signed on August 18, 2011
DE ACQUISITION 3, INC.

By: /s/ Dennis Nguyen
Name: Dennis Nguyen
Title:    President